Exhibit 5.1

EDWARD B. WHITTEMORE
860.240.6075 DIRECT TELEPHONE
860.240.5875 DIRECT FACSIMILE
EWHITTEMORE@MURTHALAW.COM

June 17, 2016

Kaman Corporation 1332 Blue Hills Avenue P.O. Box 1 Bloomfield, CT 06002
Re:	Kaman Corporation Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special Connecticut counsel to Kaman Corporation, a Connecticut corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of $60,000,000 of obligations (the "Deferred Compensation Obligations") which may be incurred by the Company pursuant to the terms of the Company's Post-2004 Deferred Compensation Plan, effective as of January 1, 2005, as amended by the First Amendment effective as of January 1, 2012, the Second Amendment effective as of November 1, 2013, the Third Amendment, effective as of January 1, 2015, and the Fourth Amendment effective as of July 1, 2016 (as amended to date, the "Plan").  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:  (i) the Registration Statement; (ii) the Plan, as amended to date; (iii) the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as currently in effect; and (iv) certain resolutions adopted by the Board of Directors of the Company relating to the Plan, the Registration Statement, and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company or others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition, we have reviewed such provisions of law as we have deemed necessary in order to express the opinions hereinafter set forth.

Kaman Corporation
June 17, 2016

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents.
 As to various questions of fact material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company who by reason of their positions would be expected to have knowledge of such facts.  Although we have made no independent investigation of any such facts, nothing has come to our attention which would lead us to believe that any such facts are inaccurate.
Members of our firm are admitted to the Bar of the State of Connecticut and do not purport to be experts on, or express any opinion concerning, any law other than the laws of the State of Connecticut and the federal securities laws of the United States.
Based upon, and subject to, the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
Upon the effectiveness under the Securities Act of the Registration Statement (and any required post-effective amendments thereto), the Deferred Compensation Obligations, when incurred by the Company in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except to the extent that enforcement of the Deferred Compensation Obligations may be limited by: (a) the applicability or effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors' rights generally; and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
This opinion is to be used only in connection with the offer of the Deferred Compensation Obligations under the Plan while the Registration Statement is in effect.  This opinion is rendered only as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions.  We undertake no obligation to update or supplement this opinion to reflect any changes in any of these sources of applicable law or subsequent legal or factual developments which might affect any matters or opinions as set forth herein.

Kaman Corporation
June 17, 2016

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  Except as provided in this paragraph, this opinion is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without in each instance obtaining our prior written consent.

Very truly yours,
MURTHA CULLINA LLP
By:	/s/ Edward B. Whittemore
Edward B. Whittemore
a Partner of the Firm

cc:	Shawn G. Lisle, Esquire
Richard S. Smith, Jr., Esquire